Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE TO ACQUIRE D3 TECHNOLOGIES, INC.

ST. LOUIS - June 18, 2007 - LMI Aerospace, Inc. (NASDAQ: LMIA) announced today it has agreed to acquire San Diego-based D3 Technologies, Inc., a premier design and engineering services firm, for $65 million in cash. D3 generated revenues of $64 million for the year ended December 31, 2006 with earnings before interest, taxes and depreciation of over $9 million. D3 has 350 employees, including 310 highly qualified engineers and technical resources. The transaction is expected to close during the third quarter, contingent upon, among other things, Hart-Scott-Rodino approval and the completion of the audit of D3’s financial statements for 2004 and 2005. The acquisition is expected to be accretive to LMI’s per share earnings in 2008.

Founded in 1982, D3 Technologies has offices in San Diego, Seattle, Dallas/Ft. Worth and Greenville, South Carolina. The company performs structure and sub-structure design work for manufacturers of commercial, business and military aircraft, for Boeing, Spirit AeroSystems, Vought Aircraft, Airbus North America, Lockheed Martin, and others including key roles on the JSF for Lockheed and Boeing’s 747-8, 777, and 787 programs. D3 Technologies’ engineers have worked on a range of design and analysis projects including airframe, electro/mechanical and hydraulic/pneumatic systems and have expertise in mechanical, structural, and system design; stress and finite element analysis; tool design and engineering; numerical controlled programming; logistics and program support; and avionics software and hardware development.

“D3 is an established business with an experienced, proven team of engineers and managers that will enable LMI to forge an integrated engineering and manufacturing platform to better serve its customers,” said Ronald Saks, President and Chief Executive Officer of LMI Aerospace, Inc. “The combined capabilities of LMI and D3 will substantially improve the value proposition that we bring to our customers. Importantly, D3 brings with it additional participation in the fast growing 787 program and adds unique composite materials engineering expertise - both being stated strategic goals for LMI. The addition of D3, while adding significantly to our product offerings, also reduces our dependence on new aircraft production cycles.”

LMI plans to fund the purchase of D3 with its existing cash and a new $80 million revolving credit agreement to be provided by Wachovia Securities. After funding the acquisition, LMI expects to have approximately $35 million available on the new line of credit.

A conference call to discuss the transaction is scheduled for Monday, June 18, 2007, at 1:00 p.m. ET and can be accessed by calling 800.821.1449. The conference call ID is 8932544.

LMI was advised in this transaction by Wachovia Securities and D3 was advised by Jefferies Quarterdeck, a division of Jefferies and Company, Inc.

LMI Aerospace, Inc. is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release contains several statements about management’s current expectation, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including risks and uncertainties that relate specifically to the contemplated acquisition, such as: (i) the risk that the acquisition will not be consummated as a result of the failure to fulfill any of the conditions precedent to the transaction; (ii) that the D3 business will not be integrated successfully into LMI; (iii) the risk that the expected benefits of the acquisition may not be realized; and (iv) LMI’s increased indebtedness after the acquisition. Other non-acquisition related risks include those factors discussed from time to time in LMI’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in LMI’s annual report on Form 10-K for the year ended December 31, 2006, for more details.